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                                                                    EXHIBIT 99.3

                                      UICI


                                      Contact:   Warren B. Idsal, Vice President
                                                 UICI
                                                 4001 McEwen, Suite 200
                                                 Dallas, Texas 75244
                                                 Phone: (972) 392-6700


(For Immediate Release)

UICI AFFIRMS INSURDATA TRANSACTION UNAFFECTED BY PROBLEMS IN CREDIT CARD UNIT.

     NO CHANGE IN PLANS WITH RESPECT TO MERGER OF INSURDATA UNIT INTO HEALTHAXIS.COM.

     Dallas, TX, December 10, 1999 --- UICI (NYSE: Symbol "UCI"), a diversified financial services company, today reaffirmed that the unexpected losses in its credit card division, disclosed yesterday, are completely isolated from the planned sale of its Insurdata unit to HealthAxis.com. The Company stated without reservation that the two matters are entirely unrelated.

     UICI announced yesterday that it has signed a definitive merger agreement with Provident American Corporation (NASDAQ: Symbol "PAMC") providing for the merger of Insurdata, a UICI subsidiary and one of the largest providers of healthcare administration software solutions, with HealthAxis.com, one of the Internet's leading online health insurance e-commerce providers. The transaction is anticipated to close in January of 2000.

     Gregory T. Mutz, President and CEO of UICI, said, "The merger between HealthAxis and Insurdata will move forward exactly as previously announced. Activities in other areas of our business have absolutely no bearing on our strategic plan in regards to the Insurdata merger. UICI remains committed to this business combination. I believe HealthAxis will contribute significantly to creating shareholder value here at UICI."

     CORPORATE PROFILE:

     UICI, headquartered in Dallas, Texas, is a diversified financial services company offering financial services, health administrative services and insurance through its various subsidiaries and divisions to niche consumer and institutional markets. UICI provides health insurance through its insurance subsidiaries, United Group Association and Cornerstone Marketing of America; Internet-enabled software for health insurance and healthcare markets through Insurdata; enrollment, billing and collection claims administration and risk management services for healthcare payors and providers through UICI Administrators; credit cards for individuals with no credit or troubled credit histories through United CreditServ; financial services and products for college, undergraduates and graduate students, including providing federally-guaranteed






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     student loans through the Educational Finance Group; and manages blocks of life insurance and life insurance products to select markets through its OKC Division.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

     Certain statements in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions; changes in the regulatory environment; levels of competition (including managed health care competition in the health industry); availability of, and volatility of interest rates associated with, funding sources to originate student loans and credit card receivables; the ability of the Company and its third party vendors to become Year 2000 Ready; and other factors described in detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.


     UICI press releases and other company information are available at UICI's website located at www.uici.net.